Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2005  RESULTS

Lake Forest, IL April 18, 2005 – Packaging Corporation of America (NYSE: PKG) today reported first quarter 2005 net income of $13 million, or $0.12 per share, compared to a first quarter 2004 net loss of $7 million, or $0.06 per share.  Net sales for the first quarter were $489 million, up 13%, compared to $431 million in the first quarter of 2004.

The increase in earnings, compared to last year’s first quarter, was driven primarily by higher pricing and sales volume for both containerboard and corrugated products, which together improved earnings by $0.26 cents per share.  These earnings improvement items were partially offset by higher fiber, energy, transportation, labor and medical costs.

PCA’s corrugated products shipments per workday were up 5.7% compared to last year’s first quarter.  Containerboard production was 565,000 tons, up 3.4% from last year’s first quarter.  At quarter-end, cash on-hand was $180 million, and long-term debt was $695 million at an average interest expense rate of 4.6%.

Paul T. Stecko, Chairman and CEO of PCA, said, “Operationally, we had a solid first quarter with earnings up $0.18 per share over the first quarter of 2004.  Our corrugated products volume remained very strong with 5.7% growth over last year’s record first quarter.  Mill production was very good despite some problems early in the quarter, and our mills started up and ran extremely well after completing their annual maintenance outages.  We were also able to maintain our containerboard inventory levels as higher mill production kept pace with our corrugated products growth.  Cost escalation remains a problem, particularly with transportation and other fuel-related expenses, which were a little higher than we expected entering the first quarter.”

“Looking forward to the second quarter”, Mr. Stecko added, “we currently expect to see the normal seasonal pickup in sales volume and mix, and also anticipate some improvement in containerboard and corrugated products pricing from previously announced price increases.  Our Tomahawk, WI medium mill will be down for its annual maintenance outage, and we will continue to experience higher costs for certain fuel-related operating expenses.  On April 12, 2005, Southern Timber Venture, a joint venture in which PCA holds a 31 1/3 % ownership interest, declared a special dividend related to the sale of some of its woodlands holdings.  This dividend will contribute about $0.06 per share to our second quarter earnings.  Considering all of these items, we currently expect second quarter earnings of about $0.28 to $0.30 per share.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.9 billion in 2004. PCA operates four paper mills and 66 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 1st Quarter 2005 Earnings Conference Call

WHEN:	Tuesday, April 19, 2005
10:00 a.m. Eastern Time

NUMBER:	(866) 244-4526 (U.S. and Canada) and (703) 639-1172 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 19, 2005 1:00 p.m. Eastern Time through
May 4, 2005 1:00 a.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International) Passcode: 574495

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit “Risk Factors” in PCA’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2005	2004

Net sales	$489.4	$431.2
Cost of sales	(416.1)	(390.6)

Gross profit	73.3	40.6
Selling and administrative expenses	(35.3)	(32.2)
Other income (expense), net	1.1	(1.3)
Corporate overhead	(11.6)	(10.3)

Income (loss) before interest and taxes	27.5	(3.2)
Interest expense, net	(7.0)	(7.4)

Income (loss) before taxes	20.5	(10.6)
(Provision) benefit for income taxes	(7.9)	4.0

Net income (loss)	$12.6	$(6.6)

Earnings per share:
Basic earnings (loss) per share	$0.12	$(0.06)
Diluted earnings (loss) per share	$0.12	$(0.06)

Basic common shares outstanding	107.0	105.8
Diluted common shares outstanding	108.1	105.8

Supplemental financial information:
Capital spending	$36.9	$29.2
Long term debt	$694.9	$694.6
Cash balance	$180.2	$90.3